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                                                                   EXHIBIT 10(a)

                              CONSULTING AGREEMENT


This Consulting Agreement ("Agreement") is entered into this 21st day of August, 2001, by and between Next Generation Media Corp., a corporation organized and existing under the laws of the State of Nevada and having a principal place of business at 8380 Alban Road, Springfield, Virginia, 22150 ("NGMC"), and Mr. Paul Cummings, an independent contractor residing at 101 Oak Street, Brewster, New York 10509 ("Consultant").

1. PERFORMANCE BY CONSULTANT

Consultant agrees to provide consulting and web site development services (the "Services") specified in the Statement of Work attached hereto as Exhibit A, as amended from time to time by Supplemental Statements of Work.

2. PAYMENT FOR SERVICES

        a. Fees. NGMC agrees to pay Consultant for the Services in accordance with the Fee Schedule set forth in the Statement of Work. The fees specified in the Statement of Work are the total fees and charges for the Services and will not be increased during the term of this Agreement except as the parties may agree in writing.

        b. Out-of-Pocket Expenses. Consultant shall pay all out-of-pocket expenses incurred in relation to the Services provided herein, and shall not be entitled to reimbursement by NGMC.

3. OBLIGATIONS OF CONSULTANT

        a. Work on NGMC's Premises. Whenever Consultant is on NGMC's premises, Consultant will obey all reasonable instructions and directions issued by NGMC.

        b. Periodic Status Consultations. Consultant agrees to participate in periodic meetings to review the progress of all work under this Agreement.

        c. Regeneration of Lost or Damaged Data. With respect to any data which Consultant has lost or damaged, Consultant shall, at its own expense, promptly replace or regenerate such data from NGMC's machine-readable supporting material, or obtain, at Consultant's own expense, a new machine-readable copy of lost or damaged data from NGMC's data sources.

4. OBLIGATIONS OF NGMC

        a. Work on NGMC's Premises. Whenever Consultant is required to work on NGMC's premises, NGMC will provide office space, office supplies, and reasonable staff and secretarial support.

        b. Provision of NGMC Information. NGMC agrees to make available to Consultant, upon reasonable notice, computer programs, data and documentation required by Consultant to complete the Services.


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5. STATEMENTS OF WORK

        a. In General. When required by NGMC, the parties shall in good faith negotiate Supplemental Statements of Work ("Supplements"), each of which upon signing shall be deemed a part of this Agreement. Unless otherwise agreed in a Supplement, the following provisions shall govern Supplements generally:

                i. Term. In the absence of an express provision for the duration or early termination of a Supplement, such agreements shall be terminable on thirty (30) days written notice of either party without cause.

                ii. Payment. Supplements may call for lump sum or periodic payment, or payment against performance milestones, and for compensation based on time and materials or on a fixed price.

                iii. Specifications. Supplements shall include written specifications for any computer programs and documentation to be provided thereunder.

                iv. Costs of Negotiating. In the event that the parties do not conclude negotiations for a specific Supplement, each party shall bear its respective costs relating to the negotiations unless otherwise agreed, and the progress of such efforts and discussions shall not obligate either party to the other.

                v. Other. Each Supplement may contain such additional terms and conditions as may be mutually agreed to by the parties, including by way of example and not limitation, automatic renewal terms, required supplementary documentation, further specifications or the like.

        b. Installation and Testing. Consultant shall provide reasonable assistance to NGMC to facilitate NGMC's installation and testing of all computer programs developed under the Statement of Work or Supplements (i) against previously prepared specifications and (ii) for systems integration ("Acceptance Testing"). Unless otherwise provided in a Supplement, Acceptance Testing shall be commenced within ten (10) days of delivery and installation by Consultant of any computer program and such computer program shall be deemed accepted when it has operated in conformity with specifications for a period of thirty (30) consecutive days ("Acceptance"). In the event that the computer program does not so perform, the period shall be extended on a day-by-day basis until such performance is achieved for thirty (30) consecutive days. If, at any time following sixty (60) days after commencement of Acceptance Testing, the computer program has not met Acceptance Testing standards, NGMC may terminate the Supplement.

6. RIGHTS IN DATA AND WORKS

        a. Ownership. Consultant agrees that NGMC is the owner of all right, title and interest in all NGMC Content (as defined in Exhibit A), computer programs, including any source code, object code, enhancements and modifications, all files, including input and output materials, all documentation related to such computer programs and files, all media upon which any such computer programs, files and documentation are located (including tapes, disks and other storage



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media) and all related material that are used by, developed for, or paid for by
NGMC in connection with the performance of any Services provided by Consultant before or after the date set forth above.

        b. Proprietary Rights. In no way limiting Section 6.a above, Consultant agrees that all copyrights and other proprietary rights in computer programs, files, documentation, and related materials that are paid for by NGMC or developed by Consultant in connection with this Agreement are owned by NGMC and Consultant hereby assigns to NGMC all right, title and interest in such copyrights and other proprietary rights.

         c. Access. NGMC shall have unrestricted access to all computer media containing NGMC data from time to time in connection with the performance of the Services. Consultant, at the request of NGMC, promptly shall deliver to NGMC all computer programs, including source code, files, media, documentation and related materials, concerning any Services provided by Consultant before or after the date of this Agreement.

7. RECRUITMENT

Consultant and NGMC agree not to recruit employees who are currently employed (or who were employed in the last six (6) months) by the other party unless written permission is obtained from the other party. This provision shall remain in effect for a period of six (6) months after termination of this Agreement.

8. WARRANTIES

Consultant warrants the following with respect to Services performed:

        a. Compliance with Specifications. Consultant's computer programs, files, documentation and all other work product will strictly comply with the descriptions and representations as to the Services (including performance capabilities, completeness, specifications, configurations, and function) that appear in the Statement of Work or any Supplemental Statements of Work.

        b. Compliance with Specifications After Acceptance. For a period of 180 days after Acceptance pursuant to Section 5.b, any computer programs developed under this Agreement will operate in conformance with the specifications for such computer programs.

        c. Non-Infringement of Third Party Rights. The Services will not violate or in any way infringe upon the rights of third parties, including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright or patent rights.

9. TERMINATION

        a. Commencement and Renewal. This Agreement shall commence on the date set forth above and shall remain in effect for one (1) year. Thereafter, this Agreement shall be renewed automatically without interruption for successive one
(1) month terms at the same terms, conditions and prices as set forth herein. After the initial one (1) year term, either party may notify the other party, in writing, of its election not to renew, in which event this Agreement will



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terminate thirty (30) days after receipt of such notice. This Agreement may be renewed with revised terms, conditions and prices only upon written agreement of both parties.

        b. Termination. Either party, upon giving written notice to the other party, may terminate this Agreement:

                i. if the other party or its employees, consultants or other agents violate any provision of this Agreement and the violation is not remedied within thirty (30) days of the party's receipt of written notice of the violation;

                ii. if at any time after the commencement of the Services, NGMC, in its reasonable judgment, determines that such services are inadequate, unsatisfactory, or substantially nonconforming to the specifications, descriptions, warranties, or representations contained herein and the problem is not remedied within thirty (30) days of the party's receipt of written notice describing the problem; or

                iii. at any time in the event the other party terminates or suspends its business, becomes subject to any bankruptcy or insolvency proceeding under Federal or state statute, or becomes subject to direct control by a trustee or similar authority.

        In the event that any of the above events occurs to a party, that party shall immediately notify the other party of its occurrence.

        c. Obligations Upon Expiration or Termination. Upon expiration or termination of this Agreement, Consultant shall promptly return to NGMC all computer programs, files, documentation, media, related material and any other material that, pursuant to Section 6 above, is owned by NGMC. Expiration or termination of this Agreement shall not relieve either party of its obligations regarding Confidential Information under Section 10 below.

10. CONFIDENTIAL INFORMATION

        a. Non-Disclosure. Each party agrees not to use, disclose, sell, license, publish, reproduce or otherwise make available the Confidential Information of the other party except and only to the extent necessary to perform under this Agreement. Each party agrees to secure and protect the other party's Confidential Information in a manner consistent with the maintenance of the other party's confidential and proprietary rights in the information and to take appropriate action by instruction or agreement with its employees, consultants or other agents who are permitted access to the other party's Confidential Information to satisfy its obligations under this Section.

        b. Definition. "Confidential Information" means a party's information, not generally known by non-party personnel, used by the party and which is proprietary to the party or the disclosure of which would be detrimental to the party. Confidential Information includes, but is not limited to, the following types of information (whether or not reduced to writing or designated as confidential):

                i. work product resulting from or related to Services performed under this Agreement;



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                ii. a party's computer software, including documentation;

                iii. a party's internal personnel, financial, marketing and other business information and manner and method of conducting business;

                iv. a party's strategic, operations and other business plans and forecasts;

                v. confidential information provided by or regarding a party's employees, customers, vendors and other contractors; and

                vi. the existence of a contractual relationship between the parties.

        c. Confidentiality Agreement With Consultant's Employees. All of Consultant's employees or agents who perform services for NGMC shall sign a confidentiality agreement in a form approved by NGMC.

11. INDEMNIFICATION

Consultant agrees to indemnify and shall hold harmless (including payment of reasonable attorneys' fees) NGMC, its corporate affiliates, and any employee or agent thereof (each of the foregoing being hereinafter referred to individually as "Indemnified Party") against all liability to third parties (other than liability solely the fault of the Indemnified Party) arising from or in connection with the performance of Services under this Agreement. Consultant's obligation to indemnify any Indemnified Party will survive the expiration or termination of this Agreement by either party for any reason. NGMC shall conduct the defense of any such third party action arising as described herein unless Consultant and NGMC shall mutually agree that Consultant will conduct the defense.

12. LIMITATION OF LIABILITY

In no event shall either of the parties hereto be liable to the other for the payment of any consequential, indirect, or special damages, including lost profits. The provisions of this Section, however, shall not apply in any way to Consultant's obligations to replace, regenerate or obtain lost or damaged data or to indemnify any Indemnified Party.

13. INJUNCTIVE RELIEF

It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by Consultant of this Agreement and that any such breach by Consultant will cause NGMC great and irreparable injury and damage. Accordingly, Consultant agrees that NGMC shall be entitled, without waiving any additional rights or remedies otherwise available to NGMC at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by Consultant.

14. ASSIGNMENT

        a. Consent Required. Consultant shall not assign or subcontract the whole or any part of this Agreement without NGMC's prior written consent.



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        b. Subcontracting. Any subcontract made by Consultant with the consent of NGMC shall incorporate by reference all the terms of this Agreement. Consultant agrees to guarantee the performance of any subcontractor used in performance of the Services.

15. OTHER PROVISIONS

        a. Status as Independent Contractor. Consultant and NGMC are contractors independent of one another and neither party's employees will be considered employees of the other party for any purpose. This Agreement does not create a joint venture or partnership, and neither party has the authority to bind the other to any third party.

        b. Applicable Law and Forum. This Agreement shall be governed and construed in accordance with the laws of the State of Virginia without regard to the conflicts of laws or principles thereof. Any action or suit related to this Agreement shall be brought in the state or federal courts sitting in Virginia.

        c. Notices. Any notice or other communication required or permitted under this Agreement shall be given in writing and delivered by hand or by registered or certified mail, postage prepaid and return receipt requested, to the following persons (or their successors pursuant to due notice):

        If to NGMC:

        Attn: David Morey
        Next Generation Media Corp.
        8380 Alban Road
        Springfield, VA 22150

        If to Consultant:

        Attn: Paul Cummings
        101 Oak Street
        Brewster, NY 10509

        d. Waiver. No waiver by NGMC of any breach by Consultant of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

        e. Entire Agreement. This Agreement, including Appendices A and B, constitutes the entire agreement between Consultant and NGMC.

        f. Modifications. No modification of this Agreement shall be effective unless in writing and signed by both parties.

        g. Severability. If any provision of this Agreement is invalid or unenforceable under any statute or rule of law, the provision is to that extent to be deemed omitted, and the remaining provisions shall not be affected in any way.



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IN WITNESS WHEREOF, and in acknowledgment that the parties hereto have read and understood each and every provision hereof, the parties have executed this Agreement on the date first set forth above.


NGMC:

/s/ David Morey
----------------------
David Morey, President


CONSULTANT:

/s/ Paul Cummings
----------------------
Paul Cummings







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                                    EXHIBIT A

                                STATEMENT OF WORK

1.      DESCRIPTION OF SERVICES

        a. Services. Consultant agrees to perform and provide to NGMC, services for development of a web site as a work made for hire ("Site") that NGMC desires to make available on the Internet as set forth herein, as well as other development services related to maintaining and improving the Site and consultation with NGMC employees relating to the same.

        b. Specifications. Consultant shall use its best professional efforts to design, author and develop the Site in accordance with the specifications identified in Schedule 1, and the highest professional standards. The Site shall incorporate certain materials provided by Consultant which include, without limitation, computer software (in object or source code form), script, programming code, data, information, HTML code, trademarks, images, illustrations, graphics, multimedia files and/or text ("Consultant Content"). The Site shall also incorporate the materials, if any, provided by NGMC, including, trade or service marks, images, illustrations, graphics, multimedia files and/or text ("NGMC Content").

        c. Post-Acceptance Consultation. For a period of six (6) months following NGMC's acceptance of the Site, as provided below, Consultant shall use its best professional efforts to support NGMC's employees in the design, development, improvement, update, error correction, and maintenance of the Site. Such consultations shall include design and development of revisions to the Site, telephone consultation with NGMC employees regarding the design and maintenance of the Site, and [insert other descriptions here], but shall not include major upgrades or enhancements to the Site or require on-site travel to NGMC's facilities. Such post-acceptance consultations shall be provided at no additional cost to NGMC.

Any post-Acceptance consultations initiated by NGMC's employees for additional design, development or maintenance that Consultant deems to exceed the scope of this Statement of Work shall be reported to NGMC, and Consultant shall evaluate such requests and submit to NGMC for NGMC's acceptance a written price quote that specifies any additional fees required to accomplish the work. If NGMC agrees to Consultant's price quote, the parties shall enter into a Supplemental Statement of Work as set forth in this Agreement.

2.      LICENSE

In consideration of Consultant's performance of all obligations under this Agreement, NGMC grants to Consultant, and Consultant accepts from NGMC, a non-exclusive, royalty-free license for the term of this Agreement to edit, modify, adapt, translate, exhibit, publish, transmit, copy, prepare derivative works from and use the NGMC Content solely in connection with the Site and/or Consultant's performance of this Agreement.



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3.      SITE DEVELOPMENT AND DELIVERY

        a. Beta Version. Within thirty (30) days of NGMC's delivery of the NGMC Content, if any, to Consultant, Consultant shall deliver to NGMC, for NGMC's review and approval, a preliminary working copy of the Site ("Beta Version"). A Beta Version shall include at least one (1) prototype of each page that will reside within the Site, in conformance with the specifications set forth in
Schedule 1, or as agreed by the parties during the development process.

        b. Revisions. Upon delivery of a Beta Version to NGMC, NGMC shall have thirty (30) days to review such Beta Version and provide a written request for revisions thereto. Upon receipt of such request for revision, Consultant shall implement such revisions and deliver to NGMC, for NGMC's review and approval, a revised Beta Version, which upon acceptance shall become the final Site.

        c. Delivery. Consultant shall use its best efforts to deliver the Site, the Beta Version or any portion thereof ("Deliverables"), in accordance with the highest professional standards and in accordance with the specifications set forth at Schedule 1.

        d. Acceptance. Upon delivery of the final Site, NGMC shall have thirty
(30) days to evaluate and test the Site for conformity with the specifications set forth in Schedule 1 and any revisions as provided in paragraph (b) above, and provide to Consultant written notice of acceptance or rejection, specifying the basis therefor. If NGMC rejects the Site, Consultant shall have thirty (30) days to implement any changes necessary to cure the reason(s) for rejection and resubmit such Site to NGMC. The procedure set forth in this Section shall be repeated until either the Site is accepted or NGMC terminates this Agreement.

4.  PROPRIETARY RIGHTS

        a. Ownership. Except as expressly provided under paragraph (b), the Site, Beta Version(s) and Consultant Content ("Works") shall be works made for hire and the property of NGMC. NGMC shall own all right, title and interest (including copyright and other proprietary or intellectual property rights) in the Works and all legally protectable elements, contributions, collective works thereof or derivative works thereto. To the extent that ownership of any Work does not automatically vest in NGMC by virtue of this Agreement or otherwise, Consultant irrevocably transfers and assigns to NGMC all right, title and interest in the Works and protectable elements or derivative works thereof.

        b. Moral Rights Waiver. Consultant understands that the term "moral rights" means any rights of paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right," including, without limitation, the rights of attribution and integrity in works of visual art pursuant to 17 U.S.C. Section 106A. Consultant irrevocably waives and agrees never to assert any moral rights Consultant may have in any Works, even after any termination or expiration of this Agreement.



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        c. Consultant Works. In the event that Consultant cannot grant the rights set forth at Section 4(a) with respect to any portion of the Site, including Consultant Content, Consultant shall identify: (i) the nature of such Works; (ii) the owner of such Works; (iii) any and all restrictions or royalty terms applicable to Consultant's use of such Works in connection with the Services; and (iv) the source of Consultant's right and authority to use, copy, create derivative works, license or display such Works in connection with the Services.

        d. License of Consultant Works. In consideration of NGMC's performance of its material obligations to Consultant expressly set forth in this Agreement, Consultant grants to NGMC, and NGMC accepts from Consultant, a perpetual, irrevocable, non-exclusive and worldwide license, to copy, perform, display, prepare derivative works and use Consultant Works on and within the Site for NGMC's business purposes.

        e. Limitations. Consultant shall not incorporate into any Work any material, text, graphic, sound or animation in any form that, without limitation, may be obscene, defamatory, harassing, grossly offensive, malicious, or that actually or potentially infringes or misappropriates the copyright, trademark, proprietary or other intellectual property right of any person.

5.  FEE SCHEDULE

        a. Fees. NGMC will pay Consultant for the Services as follows: $25,000 cash upon execution hereof or, in the sole discretion of NGMC, 150,000 shares of the Common Stock of NGMC; provided, however, that in the event that NGMC elects to pay for such services in shares of its Common Stock, such shares shall be issuable hereunder as soon as reasonably practicable following the filing of the Company's registration statement on Form S-8 as set forth below.

        b. Registration Rights. In the event that NGMC elects to provide any shares of its Common Stock hereunder, NGMC agrees to file, as soon as reasonably practicable, a registration statement on Form S-8 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act") relating to an aggregate of 150,000 shares of its Common Stock. NGMC shall bear the expenses of such registration and to promptly have certificates representing the shares issued without a restrictive legend promptly upon filing of such Form S-8 registration statement. The Consultant agrees not to resell the shares of Common Stock without compliance with the Act and any applicable state securities laws.